Exhibit 99.1

First Bancorp 2024 Equity Plan
and form of Restricted Stock Award Agreement

FIRST BANCORP
2024 Equity Plan

THIS PLAN is made this 2nd day of May 2024, by First Bancorp, a North Carolina corporation (the “Company”).

ARTICLE I
PURPOSE AND EFFECTIVE DATE

1.1    Purpose. The purpose of the Plan is to provide financial incentives for selected Employees and Non-Employee Directors, thereby promoting the long-term growth and financial success of the Company by (a) attracting and retaining Employees and Non-Employee Directors of outstanding ability, (b) strengthening the Company’s capability to develop, maintain, and direct a competent management team, (c) providing an effective means for selected Employees and Non-Employee Directors to acquire and maintain ownership of Company Stock, (d) motivating Employees to achieve long-range performance goals and objectives, and (e) providing incentive compensation opportunities competitive with peer financial institution holding companies.

1.2    Effective Date and Expiration of Plan. The Plan will be effective upon its adoption by the Board and approval of the Shareholders. Unless earlier terminated by the Board pursuant to Section 12.2, the Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards are outstanding; provided, however, that no Awards may be granted hereunder after the ten-year (10) anniversary of the Effective Date. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) the adoption of the Plan by the Board or (b) the Effective Date.

ARTICLE II
DEFINITIONS

The following words and phrases, as used in the Plan, shall have the meanings set forth in this section. When applying these definitions and any other word, term or phrase used in the Plan, the form of any word, term or phrase will include any and all of its other forms.
2.1    Award means, individually or collectively, any Option, SAR, Restricted Stock, Restricted Performance Stock, unrestricted Company Stock or Performance Unit granted or awarded under the Plan.

2.2    Award Agreement means the written agreement between the Company and a Participant that describes the terms and conditions of an Award. If there is a conflict between the terms of the Plan and the Award Agreement, the terms of the Plan will govern.

2.3    Board means the Board of Directors of the Company.

2.4    Cause with respect to any Participant, means: (a) gross negligence or gross neglect of duties; or (b) commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Participant’s employment or service, as the case may be, with the Company or any of its Subsidiaries; or (c) fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Participant’s employment or provision of services, as the case may be; or (d) issuance of an order for removal of the Participant by any agency which regulates the activities of the Company or any of its Subsidiaries. Any determination of “Cause” under this Plan shall be made by the Committee in its sole discretion.

2.5    Company means First Bancorp, a North Carolina corporation.

2.6    Company Director means a non-employee member of the Board.

2.7    Company Stock means the Company’s common stock, no par value per share.

2.8    Code means the Internal Revenue Code of 1986, as amended or superseded after the Effective Date, and any applicable rulings or regulations issued thereunder.

2.9    Committee means the Compensation Committee of the Board or a subcommittee thereof, as constituted in accordance with Article III.

2.10    Disability means: (a) with respect to an Incentive Stock Option, “disabled” within the meaning of Section 22(e)(3) of the Code; and (b) with respect to any other Award, a long-term disability as defined by the Company’s or Subsidiary’s group disability insurance plan, or any successor plan that is applicable to such Participant at the time of his or her Termination.

2.11    Effective Date means the date on which the Plan is approved by the Shareholders, as provided in Section 1.2.

2.12    Employee means any person who, on any applicable date, is a common law employee of the Company or any Subsidiary. A worker who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of the Company or any Subsidiary for any reason and on any basis will be treated as a common law employee only from the date that reclassification occurs and will not retroactively be reclassified as an Employee for any purpose of this Plan.

2.13    Exchange Act means the Securities Exchange Act of 1934, as amended.

2.14    Exercise Price means the amount, if any, that a Participant must pay to exercise an Award (other than an Option).

2.15    Fair Market Value means, as of any specified date, an amount equal to the reported closing price on the specified date of a share of Company Stock on NASDAQ or any other established stock exchange or quotation system on which the Company Stock is then listed or traded or, if no shares of Company Stock have been traded on such date, the closing price of a share of Company Stock on NASDAQ or such other established stock exchange or quotation system as reported on the first day prior thereto on which shares of Company Stock were so traded. If the preceding sentence does not apply, Fair Market Value shall be determined in good faith by the Committee using other reasonable means.

2.16    Fiscal Year means the fiscal year of the Company, which is the year ending on December 31.

2.17    Incentive Stock Option means an option to purchase Company Stock granted under the Plan that is designated as an “incentive stock option” within the meaning of Section 422 of the Code.

2.18    NASDAQ means The Nasdaq Global Select Market.

2.19    Non-Employee Director means either a Company Director or a Subsidiary Director.

2.20    Nonqualified Stock Option means an option to purchase Company Stock granted under the Plan other than an Incentive Stock Option.

2.21    Option means either a Nonqualified Stock Option or an Incentive Stock Option.

2.22    Option Price means the price at which Company Stock may be purchased under an Option.

2.23    Participant means an Employee or a Non-Employee Director to whom an Award has been made under the Plan.

2.24    Performance Goals means the performance criteria established by the Committee pursuant to Section 4.5.

2.25    Performance Period means a period of time over which a Performance Goal is measured.

2.26    Performance Unit means a unit of monetary value determined under Article IX.

2.27    Performance Unit Award means an Award granted under Article IX.

2.28    Personal Representative means the person or persons who, upon the death, Disability, or incompetency of a Participant, shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option or SAR or the right to any Restricted Stock Award or Performance Unit Award theretofore granted or made to such Participant.

2.29    Plan means the First Bancorp 2024 Equity Plan.

2.30    Predecessor Plans means the First Bancorp 2014 Equity Plan, the First Bancorp 2007 Equity Plan, the First Bancorp 2004 Stock Option Plan, and the First Bancorp 1994 Stock Option Plan, as amended; together with any equity plans assumed by the Company as the successor to such plans in a merger or other corporate transaction.

2.31    Restricted Performance Stock means Company Stock awarded under the Plan subject to payment or vesting upon attainment of certain Performance Goals.

2.32    Restricted Stock means Company Stock subject to certain terms and conditions, as provided in Article VI and including Restricted Performance Stock.

2.33    Restricted Stock Award means an Award granted under Article VI.

2.34    Restriction Period means a period of time determined under Section 6.2 during which Restricted Stock is subject to certain terms and conditions, as provided in Section 6.3.

2.35    Retirement means any normal or early retirement by a Participant pursuant to the terms of any pension plan or policy of the Company or any Subsidiary that is applicable to such Participant at the time of the Participant’s Termination.

2.36    SAR means a stock appreciation right granted under Section 5.7.

2.37    Shareholders mean the holders of Company Stock, and if the context requires, holders of any other then-outstanding capital stock of the Company.

2.38    Subsidiary means a corporation or other entity the majority of the voting stock of which is owned directly or indirectly by the Company.

2.39    Subsidiary Director means a non-employee member of the board of directors of a Subsidiary who is not also a Company Director.

2.40    Termination, Terminate, Terminated, and similar formulations, unless otherwise provided in the applicable Award Agreement, means a “separation from service” as defined under Section 409A of the Code.

ARTICLE III
ADMINISTRATION

3.1    Committee to Administer. The Plan shall be administered by the Committee; provided, however, that the Board has the authority to grant Awards to Company Directors. The Committee shall be comprised of not less than three (3) of the then members of the Board who are “non-employee directors” within the meaning of SEC Regulation §240.16b-3, or any successor thereto, promulgated under the Exchange Act, and who are “independent” as that term is defined by the rules of the stock exchange on which the Company Stock is then listed.

3.2    Powers of Committee.

(a)    The Committee and the Board shall have full power and authority to interpret and administer the Plan and to establish and amend rules and regulations for its administration. Any action or decision by the Board or the Committee shall be final, binding and conclusive with respect to the interpretation of the Plan and any Award made under it.

(b)    Subject to the provisions of the Plan, the Committee or the Board, as the case may be, shall have authority, in its discretion, to determine those Employees and Non-Employee Directors who shall receive an Award; the time or times when such Award shall be made; the vesting schedule, if any, for the Award; and the type of Award to be granted, the number of shares of Company Stock to be subject to each Option and Restricted Stock Award, the value of each Performance Unit and all other terms and conditions of any Award.

(c)    The Committee or the Board, as the case may be, shall determine and set forth in an Award Agreement the terms of each Award, including such terms, restrictions, and provisions as shall be necessary to cause certain Options to qualify as Incentive Stock Options. The Committee or the Board, as the case may be, may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement, in such manner and to the extent the Committee or the Board, as appropriate, shall determine in order to carry out the purposes of the Plan. The Committee or the Board, as the case may be, may, in its discretion, accelerate (i) the date on which any Option or SAR may be exercised, (ii) the date of termination of the restrictions applicable to a Restricted Stock Award, or (iii) the end of a Performance Period under a Performance Unit Award or an award of Restricted Performance Stock; provided, however, that except as expressly provided herein, in no event shall an Award vest less than one (1) year following the date of such Award’s grant.

ARTICLE IV
AWARDS

4.1    Awards. Awards under the Plan shall consist of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock, Restricted Performance Stock, unrestricted Company Stock and Performance Units. All Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions set forth in an Award Agreement consistent with the Plan as the Committee or the Board, as the case may be, deems appropriate. Awards under a particular section of the Plan need not be uniform and Awards under two or more sections may be combined in one Award Agreement. Any combination of Awards may be granted at one time and on more than one occasion to the same Employee or Non-Employee Director. Awards of Performance Units and Restricted Performance Stock shall be earned solely upon attainment of Performance Goals and the Committee shall have no discretion to increase such Awards.

4.2    Eligibility for Awards. An Award may be made to any Employee selected by the Committee. In making this selection and in determining the form and amount of the Award, the Committee may give consideration to the functions and responsibilities of the Employee, his or her present and potential contributions to the success of the Company or any of its Subsidiaries, the value of his or her services to the Company or any of its Subsidiaries, and such other factors deemed relevant by the Committee. Non-Employee Directors are eligible to receive Awards pursuant to Article VII.

4.3    Shares Available Under the Plan.

(a)    The Company Stock to be offered under the Plan pursuant to Options, SARs, Performance Unit Awards, Restricted Stock and unrestricted Company Stock Awards shall be (i) Company Stock previously issued and outstanding, and reacquired by the Company or (ii)

authorized but unissued Company Stock not reserved for any other purpose. Subject to adjustment under Section 12.1, the number of shares of Company Stock that may be issued pursuant to Awards under the Plan (the “Section 4.3 Limit”) shall not exceed, in the aggregate, Two Million (2,000,000) shares.

(b)    The maximum number of shares of Company Stock that may be issued upon the exercise of Incentive Stock Options is Two Million (2,000,000), subject to adjustment under Section 12.1. In calculating the Section 4.3 Limit, shares of Company Stock subject to an Award which for any reason terminates by expiration, forfeiture, cancellation or otherwise without having been exercised or paid shall be disregarded; provided, however, that any shares of Company Stock subject to an Award that are tendered to or withheld by the Company to pay the Option Price of an Option, the Exercise Price of any Award, or the tax withholding obligation with respect to any Award, shall be deemed to have been issued for purposes of calculating the Section 4.3 Limit.

(c)     No Awards shall be granted under any Predecessor Plan on and after the date on which the Plan is approved by the Shareholders.

4.4    Limitation on Awards. The maximum number of shares of Company Stock subject to Restricted Stock, unrestricted Company Stock and Performance Units, to the extent they are denominated in shares, may not exceed Fifty Thousand (50,000) shares of Company Stock to any single Employee in any one Fiscal Year, subject to adjustment under Section 12.1, or alternatively to the extent that Performance Units are denominated in cash, the maximum amount of Performance Units awarded to any single Employee in any one Fiscal Year may not exceed One Million dollars ($1,000,0000). The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to Employees. Notwithstanding any designation as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of shares of Company Stock subject to a Participant’s Incentive Stock Options (including incentive stock options granted under the Predecessor Plans) that become exercisable for the first time during any calendar year exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options. For purposes of the foregoing, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the shares shall be determined as of the time the Option was granted.

4.5    Performance Goals.

(a)    Performance Goals relating to the payment or vesting of an Award may be comprised of one or more of the following performance criteria as the Committee deems appropriate:

(i)    Earnings per share (actual or targeted growth);

(ii)    Net income (before or after taxes);

(iii)    Return measures (including, but not limited to, return on average assets, risk-adjusted return on capital, and return on average equity);

(iv)    Economic profit or economic value added;

(v)    Operating profit, EBIT or EBITDA;

(vi)    Efficiency ratio;

(vii)    Assets per employee;

(viii)    Stock price (including, but not limited to, growth measures and total shareholder return);

(ix)    Noninterest income compared to total income ratio;

(x)    Expense targets;

(xi)    Operating efficiency;

(xii)    Credit quality measures;

(xiii)    Customer satisfaction measures;

(xiv)    Loan growth (in total or in specified categories);

(xv)    Deposit growth (in total or in specified categories);

(xvi)    Noninterest income growth;

(xvii)    Net interest margin or net interest spread;

(xviii)    Fee income;

(xix)    Referral goals;

(xx)    Operating expense; or

(xxi)    Such other performance criteria as the Committee deems appropriate.

(b)    Performance Criteria may be applied solely with reference to the Company and/or any Subsidiary or relatively between the Company and/or any Subsidiary and one or more unrelated entities. In addition, different performance criteria may be applied to individual Participants or to groups of Participants and, as specified by the Committee, may be based on results achieved (i) separately by the Company or any Subsidiary, (ii) any combination of the Company and the Subsidiaries or (iii) any combination of business units or divisions of the Company and the Subsidiaries.

(c)    With respect to each Performance Period, the Committee will establish the Performance Goals in writing no later than the earlier of (i) ninety (90) days after the beginning of the Performance Period or (ii) expiration of twenty-five percent (25%) of the Performance Period.

(d)    Except as otherwise provided in the Plan or the Award Agreement, as of the end of each Performance Period, the Committee will certify in writing the extent to which a Participant has or has not met the Participant’s Performance Goal. The Committee may disregard or offset the effect of any special charges or gains or cumulative effect of a change in accounting in determining the attainment of Performance Goals. Without limiting the foregoing, the Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 4.5 to exclude any of the following events that occurs during a Performance Period: (i) asset impairments and write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (iv) accruals for reorganization and restructuring programs; and (v) any extraordinary or non-recurring items as described in ASC Topic 225, formerly known as Accounting Principles Board Opinion No. 30, or in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the applicable period.

(e)    If applicable, the Committee shall make (i) appropriate adjustments to performance criteria to reflect the effect on any performance criteria of any stock dividend or stock split affecting Company Stock, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to Shareholders, exchange of shares or similar corporate change and (ii) similar adjustments to any portion of performance criteria that is not based on Company Stock but which is affected by an event having an effect similar to those described above.

ARTICLE V
OPTIONS AND STOCK APPRECIATION RIGHTS

5.1    Award of Options. The Committee may, from time to time, in accordance with the Plan and on such other terms and conditions set forth in individual Award Agreements as the Committee may prescribe, award (a) Incentive Stock Options to any eligible Employee of the Company or any subsidiary corporation (as permitted under Sections 422 and 424 of the Code) and (b) Nonqualified Stock Options to any Employee.

5.2    Period of Option.

(a)    An Option granted under the Plan shall be exercisable in accordance with the vesting schedule approved by the Committee. The Committee may in its discretion prescribe additional conditions, restrictions or terms on the vesting of an Option, including the full or partial attainment of Performance Goals pursuant to Section 4.5. After the Option vests, the Option may be exercised at any time during the term of the Option, in whole or in part, as specified in the related Award Agreement. Subject to Article X and except as provided in Section 5.5, the term of each Option shall not be more than ten (10) years from the date of grant.

(b)    Except as provided in Article X, a Participant may not exercise an Option unless such Participant is then, and continually (except for sick leave, military service, or other approved leave of absence) after the grant of the Option has been, an Employee or Non-Employee Director.

5.3    Award Agreement. Each Option shall be evidenced by an Award Agreement. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.4    Option Price, Exercise and Payment.

(a)    Except as provided in Section 5.5, the Option Price of Company Stock under each Option shall be determined by the Committee; provided, however, the Option Price shall not be less than one hundred percent (100%) of the Fair Market Value of Company Stock on the date such Option is granted.

(b)    Subject to Section 12.2, the Committee may not (i) amend an Option to reduce its Option Price, (ii) cancel an Option and regrant an Option with a lower Option Price than the original Option Price of the cancelled Option, or (iii) take any other action (whether in the form of an amendment, cancellation, or replacement grant) that has the effect of “repricing” an Option, as defined under applicable NASDAQ rules or the rules of the established stock exchange or quotation system on which the Company Stock is then listed or quoted.

(c)    Vested Options may be exercised from time to time by giving written notice to the Chief Financial Officer of the Company or the Committee, or his, her, or its designee, specifying the number of shares to be purchased. The notice of exercise shall be accompanied by payment in full of the Option Price in cash or the Option Price may be paid in whole or in part through the transfer to the Company of shares of Company Stock in accordance with procedures established by the Committee from time to time. In addition, in accordance with the rules and procedures established by the Committee for this purpose, an Option may also be exercised through a cashless exercise procedure involving (i) the net settlement by the Company, or (ii) a broker or dealer that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Option, in order to generate sufficient cash to pay the Option Price and/or to satisfy withholding tax obligations related to the Option.

(d)    In the event such Option Price is paid, or any applicable withholding tax obligations are satisfied, in whole or in part, with shares of Company Stock, the portion of the Option Price so paid or amount of withholding tax deemed satisfied shall be calculated based on the value, as of the date of exercise of the Option, of such shares. The value of such shares shall be equal to the number of such shares multiplied by the Fair Market Value of such shares on the trading day coincident with the date of exercise of such Option (or the immediately preceding trading day if the date of exercise is not a trading day). The Company shall not issue or transfer Company Stock upon exercise of an Option until the Option Price is fully paid and any applicable withholding tax obligations are satisfied.

5.5    Limitations on Incentive Stock Options. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any conflicting provisions shall be disregarded for the purpose of such Award. No Incentive Stock Option may be granted to any Employee who, at the time of such grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation (as determined under Sections 422 and 424 of the Code), unless (a) the Option Price for such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted and (b) such Incentive Stock Option may not be exercised more than five (5) years after it is granted. Notwithstanding anything in the Plan to the contrary, to the extent required by the Code, in the event that the number of Options intended to be Incentive Stock Options shall exceed the one hundred thousand dollar ($100,000) calendar year limit as set forth in Section 422 of the Code, the remaining portion of such granted Options shall be deemed Nonqualified Stock Options in accordance with Section 422 of the Code.

5.6    Rights and Privileges. A Participant shall have no rights as a Shareholder, including without limitation the right to receive or accrue dividends, with respect to any shares of Company Stock underlying an Option until the Option has been exercised and the underlying shares have been issued to the Participant.

5.7    Award of SARs.

(a)    The Committee may, from time to time, and on such terms and conditions set forth in individual Award Agreements, as the Committee may prescribe, award SARs to any Employee.

(b)    A SAR shall represent the right to receive payment of an amount equal to (i) the amount by which the Fair Market Value of one share of Company Stock on the trading day immediately preceding the date of exercise of the SAR exceeds the Exercise Price, multiplied by (ii) the number of shares covered by the SAR. Payment of the amount to which a Participant is entitled upon the exercise of a SAR shall be made in cash, Company Stock, or partly in cash and partly in Company Stock at the discretion of the Committee. Any shares of Company Stock paid to a Participant upon exercise of a SAR shall be valued at the Fair Market Value on the date of exercise.

(c)    SARs awarded under the Plan shall be evidenced by an Award Agreement between the Company and the Participant.

(d)    The Committee may prescribe conditions and limitations on the exercise of any SAR. SARs may be exercised only when the Fair Market Value of a share of Company Stock exceeds the Exercise Price.

(e)    A SAR shall be exercisable only by written notice to the Chief Financial Officer of the Company or the Committee, or his, her, or its designee.

(f)    To the extent not previously exercised, all SARs shall automatically be exercised on the last trading day prior to their expiration, so long as the Fair Market Value of a share of Company Stock exceeds the Exercise Price, and unless prior to such day the holder instructs the Chief Financial Officer or the Committee otherwise in writing.

(g)    Subject to Article X, each SAR shall expire on a date determined by the Committee at the time of grant, not to exceed ten (10) years.

ARTICLE VI
RESTRICTED STOCK

6.1    Award of Restricted Stock. The Committee may make a Restricted Stock Award to any Employee, subject to this Article VI and to such other terms and conditions set forth in individual Award Agreements, as the Committee may prescribe.

6.2    Restriction Period. At the time of making a Restricted Stock Award, the Committee shall establish the Restriction Period applicable to such Award. The Committee may establish different Restriction Periods from time to time and each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. Except as otherwise provided in the Plan, Restriction Periods, when established for a Restricted Stock Award, shall not be changed except as permitted by Section 6.3.

6.3    Other Terms and Conditions. Company Stock, when awarded pursuant to a Restricted Stock Award, will be represented in a book entry account in the name of the Participant who receives the Restricted Stock Award. The Participant shall be entitled to receive dividends during the Restriction Period and shall have the right to vote such Restricted Stock and shall have all other Shareholder rights, with the exception that (i) unless otherwise provided by the Committee, if any dividends are paid in shares of Company Stock, those shares will be subject to the same restrictions as the shares of Restricted Stock with respect to which they were issued, (ii) the Participant will not be entitled to delivery of any stock certificate evidencing the Company Stock underlying the Restricted Stock Award during the Restriction Period, (iii) the Company will retain custody of the Restricted Stock during the Restriction Period, and (iv) a breach of a restriction or a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award will cause a forfeiture of the Restricted Stock Award. The Committee may, in addition, prescribe additional restrictions, terms, or conditions upon or to the Restricted Stock Award including the attainment of Performance Goals in accordance with Section 4.5.

6.4    Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement.

6.5    Payment for Restricted Stock. Restricted Stock Awards may be made by the Committee and either (i) the Participant shall not be required to make any payment for the Company Stock or, in the alternative, (ii) the Participant, as a condition to the Restricted Stock Award, shall pay all (or any lesser amount than all) of the Fair Market Value of the Company Stock, determined as of the date the Restricted Stock Award is made. If the latter, such purchase price shall be paid in cash, or as otherwise provided for in the Award Agreement.

ARTICLE VII
AWARDS FOR NON-EMPLOYEE DIRECTORS

7.1    Awards to Non-Employee Directors. The Board shall determine all Awards to Company Directors and the Committee shall determine all Awards to Subsidiary Directors. The Board or the Committee, as the case may be, retains the discretionary authority to make Awards to Non-Employee Directors and any type of Award (other than Incentive Stock Options) may be granted to Non-Employee Directors under this Plan. All such Awards shall be made in accordance with the Plan and on such other terms and conditions set forth in individual Award Agreements as the Board or the Committee, as the case may be, deems appropriate.

7.2    No Right to Continuance as a Director. None of the actions of the Company in establishing the Plan, the actions taken by the Company, the Board, or the Committee under the Plan, or the granting of any Award under the Plan shall be deemed (i) to create any obligation on the part of the Board or the board of directors of the applicable Subsidiary to nominate any Non-Employee Director for reelection or (ii) to be evidence of any agreement or understanding, express or implied, that the Non-Employee Director has a right to continue as a Non-Employee Director for any period of time or at any particular rate of compensation.

ARTICLE VIII
UNRESTRICTED COMPANY STOCK AWARDS FOR EMPLOYEES

8.1    The Committee may make awards of unrestricted Company Stock to Employees on such terms and conditions set forth in individual Award Agreements, as the Committee may prescribe.

ARTICLE IX
AWARD OF PERFORMANCE UNITS

9.1    Award of Performance Units. The Committee may award Performance Units to any Employee. Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value of the Performance Unit, determined in the manner established by the Committee at the time of Award and set forth in an Award Agreement.

9.2    Performance Period. At the time of each Performance Unit Award, the Committee shall establish, with respect to each such Award, a Performance Period during which performance shall be measured. There may be more than one Performance Unit Award in existence at any one time, and Performance Periods may differ.

9.3    Performance Measures. Performance Units shall be awarded to a Participant and earned contingent upon the attainment of Performance Goals in accordance with Section 4.5.

9.4    Performance Unit Value. Each Performance Unit shall have a maximum dollar value or number of shares established by the Committee at the time of the Award. Performance Units earned will be determined by the Committee in respect of a Performance Period in relation to the degree of attainment of Performance Goals. The measure of a Performance Unit may, in the discretion of the Committee, be equal to the Fair Market Value of one share of Company Stock.

9.5    Award Criteria. In determining the number of Performance Units to be granted to any Participant, the Committee shall take into account the Participant’s responsibility level, performance, potential, cash compensation level, other incentive awards, and such other considerations as it deems appropriate.

9.6    Payment.

(a)    Subject to Section 10.1(g), following the end of the applicable Performance Period, a Participant holding Performance Units shall be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Units, based on the degree of attainment of the Performance Goals for such Performance Period, as determined by the Committee.

(b)    Awards may be paid in cash or stock, or any combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments and shall be subject to such other terms and conditions set forth in an Award Agreement, as shall be determined by the Committee, provided that complete payment for each Award shall be made not later than the 15th day of the third month following the end of the calendar year in which (or coincident with which) the Performance Period ended.

9.7    Performance Unit Award Agreements. Each Performance Unit Award shall be evidenced by an Award Agreement.

ARTICLE X
GENERAL TERMINATION PROVISIONS

10.1    Termination. Subject to Article XI and unless otherwise specified in the applicable Award Agreement, the following provisions will govern the treatment of a Participant’s outstanding Awards following a Participant’s Termination.

(a)    If the Participant’s Termination is due to death or Disability, all of the Participant’s outstanding Options, SARs or Restricted Stock Awards shall become fully vested and, if applicable, exercisable. Upon the Participant’s Termination for any other reason, any Options, SARs or Restricted Stock Awards that are not vested and/or exercisable on the date of such Termination will immediately terminate and be of no further force and effect.

(b)    If the Participant’s Termination is for any reason other than (i) death, (ii) Disability, (iii) Retirement or (iv) discharge for Cause, such Participant’s outstanding SARs or Options may be exercised at any time within three months after such Termination, to the extent such Options or SARs are vested and exercisable on the date of such Termination; except that an Option or SAR shall not be exercisable on any date beyond the expiration date of such Option or SAR.

(c)    Upon a Termination for Cause, any Options or SARs held by the Participant (whether or not then vested and exercisable) shall expire and any rights thereunder shall terminate immediately, unless otherwise determined by the Committee or the Board. Any non-vested Restricted Stock Awards, Performance Units or other Awards granted hereunder to such Participant shall immediately be forfeited and any rights thereunder shall terminate, unless otherwise determined by the Committee or the Board.

(d)    Upon a Termination due to the Participant’s death, any SARs or Options that are then vested and exercisable (including, without limitation, pursuant to the operation of Section

10.1(a)) may be exercised by the Participant’s Personal Representative at any time before the earlier of (i) one (1) year after the Participant’s death or (ii) the expiration date of the Award.

(e)    Upon a Termination due to the Participant’s Disability or Retirement, any SARs or Options that are then vested and exercisable (including, without limitation, pursuant to the operation of Section 10.1(a)) may be exercised by the Participant at any time before the earlier of (i) one (1) year after the date of such Termination or (ii) the expiration date of the Award; provided, however, that an Option which is intended to qualify as an Incentive Stock Option will only be treated as such to the extent it complies with the requirements of Section 422 of the Code.

(f)    If a Participant whose Termination is due to Retirement dies prior to exercising all of his or her outstanding Options or SARs, then such remaining vested and exercisable Options or SARs may be exercised by the Participant’s Personal Representative at any time before the earlier of (i) one (1) year after the Participant’s death or (ii) the expiration date of the Award; provided, however, that, an Option which is intended to qualify as an Incentive Stock Option will only be treated as such to the extent it complies with the requirements of Section 422 of the Code.

(g)    Subject to Article XI, a Performance Unit Award shall terminate for all purposes if the Participant Terminates at any time during the applicable Performance Period, except as may otherwise be determined by the Committee. In the event that a Participant holding a Performance Unit Terminates following the end of the applicable Performance Period but prior to full payment according to the terms of the Performance Unit Award, the Performance Unit Award shall terminate except when the Termination event is due to death, Disability or Retirement. Upon such a Termination due to death, Disability or Retirement, payment of the Performance Unit Award shall be made at the time and in the form specified pursuant to Section 9.6(b).

ARTICLE XI
CHANGE IN CONTROL OF THE COMPANY

11.1    Contrary Provisions. Notwithstanding anything contained in the Plan to the contrary, the provisions of this Article XI shall govern and supersede any inconsistent terms or provisions of the Plan.

11.2    Definitions.

(a)    Change in Control. For purposes of this Plan, unless as otherwise determined by the Committee in a manner not inconsistent with Article XII, a Change in Control shall be deemed to have occurred on:

(i)    the date on which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or any entity owned, directly or indirectly, by the Shareholders of the Company in substantially the same proportions as their ownership of Company Stock, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 40% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company; or

(ii)    the date on which (i) the Company merges with any other entity, (ii) the Company enters into a statutory share exchange with another entity, or (iii) the Company conveys, transfers or leases all or substantially all of its assets to any person; provided, however, that in the case of subclauses (i) and (ii), a Change in Control shall not be deemed to have occurred if the Shareholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, more than 60% of the combined voting power of the outstanding securities of the corporation resulting from such transaction in substantially the same proportions as their ownership of securities immediately before such transaction.

11.3    Effect of Change in Control on Certain Awards.

(a)    If the Company is not the surviving corporation following a Change in Control, and the surviving corporation following such Change in Control or the acquiring corporation (such surviving corporation or acquiring corporation is hereinafter referred to as the “Acquiror”) does not assume the outstanding Options, SARs, Restricted Stock, Restricted Performance Stock or Performance Units or does not substitute equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then all such Awards shall become immediately and fully vested and exercisable (or in the case of Restricted Stock, fully vested and all restrictions will immediately lapse; in the case of Performance Units, fully vested). In the case of Restricted Performance Stock and Performance Units so deemed fully vested, the target payout opportunities under all outstanding Awards of Restricted Performance Stock and Performance Units shall be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Change in Control and shall be paid in full, in the case of Performance Unit Awards, within 30 days after the Change in Control to each holder who had not Terminated employment as of the day prior to the date of the Change in Control. In addition, the Board or its designee may, in its sole discretion, provide for a cash payment to be made to each Participant for the outstanding Options, Restricted Stock, Restricted Performance Stock, SARs or Performance Units upon the consummation of the Change in Control, determined on the basis of the fair market value that would be received in such Change in Control by the holders of the Company’s securities relating to such Awards. Notwithstanding the foregoing, any Option intended to be an “incentive stock option” under Section 422 of the Code shall, to the fullest extent possible, be adjusted in a manner to preserve such status.

(b)    If the Company is the surviving corporation following a Change in Control, or the Acquiror assumes the outstanding Options, SARs, Restricted Stock, Restricted Performance Stock or Performance Units or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then all such Awards or such substitutes therefor shall remain outstanding and continue to be governed by their respective Award Agreements and the provisions of the Plan, i.e., without any immediate acceleration of vesting or exercise upon the Change in Control.

(c)    If (i) a Participant is Terminated without Cause within twenty-four (24) months following a Change in Control, and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the outstanding Options, SARs, Restricted Stock, Restricted Performance Stock or Performance Units or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then all outstanding Options, SARs, Restricted Stock, Restricted Performance Stock or Performance Units shall become immediately and fully vested and exercisable (or in the case of Restricted Stock, fully vested and all restrictions will immediately lapse; in the case of Performance Units, fully vested). In the case of Restricted Performance Stock and Performance Units so deemed fully vested, the target payout opportunities under all outstanding Awards of Restricted Performance Stock and Performance Units shall be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Termination and shall be paid in full, in the case of Performance Unit Awards, within 30 days after the Termination.

(d)    If (i) the employment of a Participant with the Company and its Subsidiaries is terminated for Cause within twenty-four (24) months following a Change in Control and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the outstanding Options, SARs, Restricted Stock, Restricted Performance Stock, or Performance Units or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then any Options or SARs of such Participant shall expire, and any non-vested Restricted Stock, Restricted Performance Stock or Performance Units shall be forfeited, and any rights under such Awards shall terminate immediately, unless otherwise determined by the Committee or the Board.

(e)    Outstanding Options or SARs which vest in accordance with Section 11.3 may be exercised by the Participant in accordance with Article X; provided, however, that a Participant whose Options or SARs become exercisable in accordance with Section 11.3(c) may exercise such Options or SARs at any time within one (1) year after such Termination, except that an Option or SAR shall not be exercisable on any date beyond the expiration date of such Option or SAR.

In the event of a Participant’s death after such Termination, the exercise of Options and SARs shall be treated in the same manner as determined for retirement in Section 10.1(e).

ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1    Adjustments Upon Changes in Stock. In case of any reorganization, recapitalization, reclassification, stock split, reverse stock split, stock dividend, distribution, combination of shares, merger, consolidation, rights offering, split-up, spin-off, sale of assets or subsidiaries, liquidation or any other changes in the corporate structure or shares of the Company, appropriate adjustments shall be made by the Committee or the Board, as the case may be, (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares or other consideration subject to the Plan, and the number and kind of shares or other consideration and the Option Price or Exercise Price per share subject to outstanding Awards in order to preserve and prevent the undue dilution or enlargement of the value of the Awards. Appropriate adjustments shall also be made by the Committee or the Board, as the case may be, to the terms of any Awards under the Plan, subject to Article XI, to reflect such changes and to modify any other terms of outstanding Awards on an equitable basis. In such an event, actions by the Committee pursuant to this Section 12.1 may include, without limitation: (i) adjustment of the number and kind of shares or other consideration which may be delivered under the Plan; (ii)

adjustment of the number and kind of shares or other consideration subject to outstanding Awards; (iii) adjustment of the Option Price or Exercise Price of outstanding Awards; and (iv) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (x) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of the surviving corporation in a transaction, and (y) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that with respect to an Award with an Option Price or Exercise Price the amount of such payment may be the excess of value of the Company Stock subject to the Award at the time of the transaction over the Option Price or Exercise Price, as applicable). Any such adjustments made by the Committee or the Board pursuant to this Section 12.1 shall be conclusive and binding for all purposes under the Plan. Notwithstanding the foregoing, (i) with respect to any change in the corporate structure or shares of the Company by reason of a corporate transaction, as defined in Treasury Regulation §1.424-1(a)(3), no such adjustment may be made to an outstanding Award of Options or SARs that would be treated as the grant of a new stock right under Treasury Regulation §1.409A-1(b)(5)(v)(D) unless the Option Price or Exercise Price (as applicable), as adjusted, is greater than the Fair Market Value on the date of the adjustment; and (ii) with respect to any other change in the corporate structure or shares of the Company, after any such adjustment the total Option Price or Exercise Price, as applicable, of any outstanding Award of Options or SARs may not be less than the total Option Price or Exercise Price before the change in corporate structure or shares.

12.2    Amendment, Suspension, and Termination of Plan.

(a)    The Board shall have complete and exclusive power and authority to suspend, amend, modify or terminate the Plan or any portion thereof at any time in any or all respects, including, without limitation, to amend the Plan from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without Shareholder approval, (i) except as provided in Section 12.1, increase the number of shares of Company Stock which may be issued under the Plan or the specific limits on the amounts of particular Awards (or underlying shares of Company Stock represented by such Awards) as specified in Sections 4.3 and 4.4, (ii) expand the types of awards available to Participants under the Plan, (iii) materially expand the class of persons eligible to participate in the Plan, (iv) materially change the method of determining the Option Price of Options, (v) delete or limit the provision in Section 5.4 prohibiting the repricing of Options, (vi) extend the termination date of the Plan, or (vii) be made to the extent that Shareholder approval is required to satisfy applicable law or the regulation or any securities stock exchange, market, or other quotation system on or through which the Company Stock is listed or traded.

(b)    The Committee may amend, modify, cancel or waive any of the conditions or rights under any Award, prospectively or retroactively, in any manner to the extent that the Committee would have had the authority under the Plan initially to award such Options, SARs, Restricted Stock Awards, or Performance Unit Awards as so modified or amended, including without limitation, to change the date or dates as of which such Options or SARs may be exercised, to remove the restrictions on shares of Restricted Stock, or to modify the manner in which Performance Units are determined and paid. Except as otherwise provided in the Plan, no such suspension, amendment, modification or termination of the Plan or any portion thereof or any amendment, modification, cancellation or waiver of any of the conditions or rights under any Award shall materially adversely alter or impair any outstanding Options, SARs, shares of Restricted Stock, or Performance Units without the consent of the Participant affected thereby; provided, however, that no such change to the Plan or any Award that results solely from a change in tax consequences with respect to an Award, nor the exercise of the discretion of the Board or the Committee under Article XI, Section 12.1 or Section 12.14 shall be deemed to materially and adversely alter or impair any outstanding Award or the rights of any Participant thereunder.

(c)    Notwithstanding the foregoing, the Plan and any Award Agreements may be amended without any additional consideration to affected Participants to the extent necessary to comply with, or avoid penalties under, Section 409A of the Code, even if those amendments reduce, restrict or eliminate rights granted prior to such amendments.

12.3    Transferability. Except as otherwise provided by the Committee or the Board, and with respect to any Incentive Stock Options, subject to such limitations on the transferability of Incentive Stock Options as imposed by the Code, Awards granted under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Participant other than by will or the laws of descent and distribution. The designation of a beneficiary for an Award shall not constitute the transfer of an Award. All rights with respect to an Award shall be available during the Participant’s lifetime only to the Participant or the Participant’s Personal Representative. The Committee may, in its discretion, require a Participant’s Personal Representative to supply it with evidence the Committee deems necessary to establish the authority of the Personal Representative to act on behalf of the Participant. No transfer of an Award by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Committee may deem necessary or appropriate to establish the validity of the transfer.

12.4    Nonuniform Determinations. The Committee’s (or, if applicable, the Board’s) determinations under the Plan, including without limitation, (a) the determination of the Employees and Non-Employee Directors to receive Awards, (b) the form, amount, and timing of any Awards, (c) the terms and provisions of any Awards and (d) the Award Agreements evidencing the same, need not be uniform and may be made by it selectively among Employees and/or Non-Employee Directors who receive, or who are eligible to receive, Awards under the Plan, whether or not such Employees and/or Non-Employee Directors are similarly situated.

12.5    General Restriction. Each Award under the Plan shall be subject to the condition that, if at any time the Committee shall determine that (a) the listing, registration, or qualification of the shares of Company Stock subject or related thereto upon NASDAQ or any other established stock exchange, market or quotation system or under any state or federal law, (b) the consent or approval of any government or regulatory body, or (c) an agreement by the Participant with respect thereto, is necessary or desirable, then such Award shall not become vested and exercisable, in whole or in part, unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

12.6    No Right To Employment. None of the actions of the Company in establishing the Plan, the actions taken by the Company, the Board or the Committee under the Plan, or the granting of any Award under the Plan shall be deemed (a) to create any obligation on the part of the Company or any Subsidiary to retain any person in the employ of, or continue the provision of services to, the Company or any Subsidiary, or (b) to be evidence of any agreement or understanding, express or implied, that the person has a right to continue as an employee for any period of time or at any particular rate of compensation.

12.7    Governing Law. The provisions of the Plan shall take precedence over any conflicting provision contained in an Award Agreement. All matters relating to the Plan or to Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to the principles of conflict of laws.

12.8    Trust Arrangement. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Participants having no greater rights than the Company's general creditors; provided, however, nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.

12.9    Indemnification of Board and Committee. Indemnification of the members of the Board and/or the members of the Committee shall be in accordance with the Articles of Incorporation and Bylaws of the Company or any indemnification agreement between such members and the Company as in effect from time to time.

12.10    No Impact on Benefits. Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.

12.11    Beneficiary Designation. Each Participant may name a beneficiary or beneficiaries to receive or exercise any vested Award that is unpaid or unexercised at the Participant’s death. Unless otherwise provided in the beneficiary designation, each designation will revoke all prior designations made by the same Participant, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If a Participant has not made an effective beneficiary designation, the deceased Participant’s beneficiary will be the Participant’s surviving spouse or, if none, the deceased Participant’s estate. The identity of a Participant’s designated beneficiary will be based only on the information included in the latest beneficiary designation form completed by the Participant and will not be inferred from any other evidence.

12.12    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event arising as a result of an Award granted hereunder, a Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Company Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

12.13    Intent Regarding Awards – Section 409A.

(a)    Any Award under the Plan is intended either (i) to be exempt from Section 409A of the Code under the stock right, short-term deferral or other exceptions available under Code Section 409A, or (ii) to comply with Code Section 409A, and the Plan shall be administered in a manner consistent with such intent.

(b)    Each Participant shall be solely responsible and liable for the satisfaction of any and all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Code Section 409A), and by accepting any Award under this Plan, each Participant acknowledges the same and agrees to be solely responsible and liable for, and hold the Board, the Committee, the Company and any Subsidiary, employee or agent of any of the foregoing harmless from, any adverse consequences to the Participant under the Code with respect to the Award or any underlying Shares or other property, whether resulting from any action or inaction or omission of any such parties pursuant to the Plan or otherwise.

(c)    If, at the time of a Participant’s separation from service (within the meaning of Code Section 409A), (i) such Participant shall be a specified employee (within the meaning of Code Section 409A) and using the identification methodology selected by the Company from time to time and (ii) the Committee shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

12.14    Clawback. Notwithstanding any other provisions in this Plan to the contrary, by acceptance of any Award hereunder, each Participant expressly acknowledges and agrees that any and all Awards, and any incentive-based compensation, or any other compensation, awarded or paid to any Participant pursuant to this Plan which is subject to recovery under any law, government regulation or stock exchange listing requirement, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations of that Act, will be subject to such deductions, recovery and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). Participant shall, upon written demand by the Company, promptly repay any such Award, incentive-based compensation or other compensation or take such other action as the Company may require for compliance with this Section.

FIRST BANCORP
2024 EQUITY PLAN

RESTRICTED STOCK AWARD AGREEMENT
(TIME VESTED AWARD)

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made, effective as of ___________________ (the “Grant Date”), by and between________________ (the “Participant”) and First Bancorp (the “Company”).

BACKGROUND STATEMENT

The Company maintains the Plan which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the Committee to receive the Award (as defined below) pursuant to the Plan. This Agreement may be executed and delivered after the Grant Date. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1.Grant of Restricted Stock Award. Pursuant to the Plan, the Company hereby grants to the Participant, as of the Grant Date, a Restricted Stock Award (the “Award”) for ______ shares of Company Stock (the “Shares”), subject to, and in accordance with, the terms and conditions set forth in this Agreement and the Plan.

2.Restriction Period. Subject to earlier forfeiture as hereinafter provided, the Award shall vest on _______________________.

3.Forfeiture of Award. Except as may be otherwise provided in the Plan, in the event of the Participant’s Termination, if the Participant has not yet earned all or part of the Award or the Award has not vested by reason of the expiration of the Restriction Period, as applicable, pursuant to Section 2, then the Award, to the extent not earned or otherwise vested as of the date of Participant’s Termination, shall be forfeited immediately upon such Termination, and the Participant shall have no further rights with respect to the Award or the Shares underlying that portion of the Award that has not yet been earned or otherwise vested. The Participant expressly acknowledges and agrees that Participant’s Termination shall result in forfeiture of the Award and the Shares to the extent the Award has not been earned or otherwise vested as of the date of the Participant’s Termination.

4.Settlement of Award. The Award shall be payable in whole shares of Company Stock.

5.Nontransferability of Award and Shares. The Award shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. The designation of a beneficiary does not constitute a transfer. The Participant shall not sell, transfer, assign, pledge or otherwise encumber the Shares until the Restriction Period has expired and all conditions to vesting and transfer have been met.

6.Beneficiary Designation. Each Participant may name a beneficiary or beneficiaries to receive any vested Award that is unpaid at the Participant’s death. Unless otherwise provided in the beneficiary designation, each designation will revoke all prior designations made by the Participant, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If a Participant has not made an effective beneficiary designation, the deceased Participant’s beneficiary will be the Participant’s surviving spouse or, if none, the deceased Participant’s estate. The identity of a Participant’s designated beneficiary will be based only on the information included in the most recent designation completed and filed by the Participant with the Committee and will not be inferred from any other evidence.

7.Administration. The Committee is vested by the Plan with authority to manage and control the operation and administration of this Agreement. Any interpretation of this Agreement and any decision made by the Committee with respect to this Agreement is final and binding on all persons.

8.Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan and to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. If and to the extent of a conflict between this Agreement and the terms of the Plan, the terms of the Plan will govern.

9.No Right to Employment. None of the actions of the Company in establishing the Plan, the actions taken by the Company, the Board or the Committee under the Plan, or the granting of the Award pursuant to this Agreement shall be deemed (a) to create any obligation on the part of the Company or any Subsidiary to retain the Participant in the employ of, or continue the provision of services to, the Company or any Subsidiary, or (b) to evidence any agreement or understanding, express or implied, that the Participant has a right to continue as an employee of the Company or any Subsidiary for any period of time or at any particular rate of compensation.

10.Certificates for Shares; Rights as Shareholder. Ownership of the Shares will be represented in a book entry account in the name of the Participant. During the Restriction Period, the Participant shall be entitled to (i) receive all distributions declared and paid by the Company, (ii) the right to vote such Shares, and (iii) except as otherwise specifically provided in this Agreement, to exercise all other rights of Shareholders, provided, however, that (A) unless otherwise provided by the Committee, if any distributions are paid with respect to the Shares in shares of Company Stock (“Distributed Shares”), those Distributed Shares will be subject to the same restrictions as the Shares, (B) the Participant will not be entitled to delivery of any stock certificate evidencing ownership of the Shares or any Distributed Shares during the Restriction Period, (C) the Company will retain custody of the Shares underlying the Award and all Distributed Shares during the Restriction Period, and (D) a breach of the terms and conditions of this Agreement or the Plan will cause a forfeiture of the Award, the Shares and all Distributed Shares.

11.Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company the minimum statutory amount to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the grant or vesting of the Award or delivery of the Shares and any Distributed Shares. With respect to withholding required upon any such taxable event, the Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold delivery of Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

12.Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if hand delivered or if sent by fax, digital scanning, overnight courier or postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt by the intended notice recipient. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s corporate headquarters.

13.Amendment. Subject to the terms of the Plan, this Agreement may be amended or modified by (i) except as otherwise provided in the Plan, unilateral action of the Committee or (ii) written agreement of the Participant and the Company, in each case without the consent of any other person.

14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

15.Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

17.Electronic Signatures. This Agreement may be executed by the parties hereto via “wet” signature or electronic mark and may be delivered using a .pdf or similar file type transmitted via electronic mail, cloud-based server, e-signature technology or other similar electronic means (including, without limitation, use of an electronic signature service such as DocuSign).

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, effective as of the Grant Date.
Participant:

FIRST BANCORP

By:
Its: